EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 11, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in F5 Networks Inc.’s Form 10-K for the year ended September 30, 2006. We also consent to the incorporation by reference of our report dated December 11, 2006 relating to the financial statement schedule, which appears in such Form 10-K.
PricewaterhouseCoopers LLP
Seattle, Washington
May 8, 2007